EXHIBIT 99.1

Contact:

Justin Spencer

Chief Financial Officer

(408) 428-7801

jspencer@symmetricom.com

Symmetricom Announces Justin Spencer As
New Chief Financial Officer

SAN JOSE, Calif. — Oct. 1, 2008 — Symmetricom, Inc. (NASDAQ: SYMM), a worldwide leader in precise time and frequency technologies that accelerate the deployment and enable the management of next generation networks, today announced Justin Spencer has been named chief financial officer (CFO) and executive vice president, effective September 30, 2008. Mr. Spencer was most recently the CFO at Covad Communications, a national communications service provider, overseeing all financial, accounting, human resources and corporate development activities. Mr. Spencer began his employment with Covad in the product management organization.

“We welcome Justin to Symmetricom’s executive team,” said Thomas Steipp, president and chief executive officer of Symmetricom. “Justin’s extensive strategic and financial management leadership skills will be of great value as we grow our core business and extend into new markets. His in-depth knowledge of the communications industry will enable him to help guide the company towards its goals.”

“I am excited to join the Symmetricom team,” said Justin Spencer. “I look forward to working with my new colleagues, the company’s investors and contributing to the future success of Symmetricom.”

Prior to Covad, Mr. Spencer worked for Hewlett-Packard, helping to build its highly successful service provider business. Mr. Spencer has held positions in product management, business strategy, finance and corporate development in several industries including chemicals, financial services, healthcare, technology and telecommunications. He received a bachelor’s degree in accounting from the University of Utah and a master’s degree from The Wharton School of Business.

About Symmetricom, Inc.

As a worldwide leader in precise time and frequency products and services, Symmetricom provides “Perfect Timing” to customers around the world. Since 1985, the company’s solutions have helped define the world’s time and frequency standards, delivering precision, reliability and efficiency to wireline and wireless networks, instrumentation and testing applications and network time management. Deployed in more than 90 countries, the company’s synchronization solutions include primary reference sources, building integrated timing supplies (BITS), GPS timing receivers, time and frequency distribution systems, network time servers and ruggedized oscillators. Symmetricom also incorporates technologies including Universal Timing Interface (UTI), Network Time Protocol (NTP), Precision Time Protocol (IEEE 1588), and others supporting the world’s migration to Next Generation Networks (NGN). Symmetricom is based in San Jose, Calif., with offices worldwide. For more information, visit www.symmetricom.com.

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